UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Furniture Brands International, Inc.
(Name of Registrant as Specified In Its Charter)

SCSF Equities, LLC
Sun Capital Securities Offshore Fund, Ltd.
Sun Capital Securities Fund, LP
Sun Capital Securities Advisors, LP
Sun Capital Securities, LLC
Marc J. Leder
Rodger R. Krouse
Alan Schwartz
Ira Kaplan
T. Scott King

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On April 17, 2008, SCSF Equities, LLC issued the following press release:

SUN CAPITAL SENDS LETTER TO FURNITURE BRANDS’ BOARD

New York, April 17, 2008 — SCSF Equities LLC (together with its affiliates, “Sun Capital”) today sent the following letter to the Board of Directors of Furniture Brands International, Inc. (NYSE: FBN) (“Furniture Brands” or the “Company”) addressing concerns raised by the Company:

April 17, 2008

The Board of Directors

Furniture Brands International, Inc.

c/o Mr. Ralph Scozzafava

Vice Chairman and Chief Executive Officer

101 South Hanley Road

St. Louis, Missouri 63105

Members of the Board:

SCSF Equities, LLC (together with its affiliates, “Sun Capital”) has carefully reviewed all proxy materials Furniture Brands International, Inc. (“Furniture Brands” or the “Company”) has filed with the SEC and mailed to shareholders. Herein we directly address the two principal concerns the Company has openly communicated regarding Sun Capital’s participation on the Board.

1.               Sharing of Confidential Strategic and Operational Information — Furniture Brands’ concern about the potential transfer of competitively sensitive information to Sun Capital’s portfolio companies in the industry is unfounded. While it is our standard business practice to fully protect the integrity of such information, we have offered several times — and remain willing — to enter into a formal Nondisclosure/Confidentiality Agreement that will legally preclude any transfer of information from occurring. Pursuant to such an agreement, we will separate Sun Capital professionals involved with Furniture Brands from those professionals involved in our other furniture holdings. As a $10 billion private investment firm, we often make investments in companies within the same industries and have implemented these arrangements under similar circumstances.

Importantly, such an agreement would still allow Sun Capital to share our furniture industry experience and broader restructuring expertise with Furniture Brands, which we believe would be integral to the development and execution of a turnaround plan capable of restoring profitability and shareholder value. We reiterate our view that the furniture industry is highly fragmented and the potential success of Furniture Brands therefore does not have to be achieved to the detriment of Sun Capital’s other furniture holdings or vice versa.

It is imperative for the Board and shareholders to consider that Sun Capital has a substantial economic interest in the success of Furniture Brands. We have more equity capital committed to this investment than any of our other furniture industry holdings and nearly 10 times that of the Board and management. As you well know, the receipt of non-public information, as well as our participation on the Board would legally restrict our ability to exit our investment. Accordingly, it would make no sense for Sun Capital to take any actions that may place Furniture Brands at a competitive disadvantage and thereby impair the value of our substantial ownership.

2.               Having An Interested Party on the Board — Furniture Brands’ concern that Sun Capital’s prior strategic interest in acquiring the Company might represent a conflict of interest is also unwarranted. Should Sun Capital decide to submit a formal proposal regarding a strategic transaction, we would expect the Board to adhere to market practice and form a special committee of disinterested directors to properly evaluate our proposal and retain outside financial and legal advisors. Of course, we would not expect this committee to include T. Scott King who, as an employee of Sun Capital, would recuse himself. Our other two nominees, Alan Schwartz and Ira Kaplan, are completely independent and have no prior relationship with Sun Capital.  All of our nominees are absolutely committed to acting in the best interest of all shareholders, and we would expect that any pursuit of strategic alternatives, whether or not in response to a proposal from Sun Capital, would consist of a fair and open process that seeks to maximize value through consideration of bids submitted by several parties. Ultimately, any potential sale of the Company would be voted upon by all of the Company’s shareholders.

It is important to reiterate that Sun Capital remains open to considering all alternatives that can protect and maximize shareholder value. This includes (a) the pursuit of a more dynamic turnaround strategy with the assistance of Sun Capital’s substantial expertise and resources in this regard and/or (b) the pursuit of strategic alternatives that may deliver higher and better value to all shareholders, particularly on a time and execution risk adjusted basis.

We trust that the foregoing addresses the concerns you have raised, but we are more than willing to discuss our position with you should you wish.

Kind Regards,

/s/ Jason G. Bernzweig

Jason G. Bernzweig

Vice President

SCSF Equities, LLC

For more information about this election contest, including an investor presentation, please visit: http://www.FBNValue.com.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, and other investments in market—leading companies that can benefit from its in—house operating professionals and experience.  Sun Capital affiliates have invested in and managed more than 185 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www.SunCapPart.com.

Additional Information

SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, Rodger R. Krouse, Alan Schwartz, Ira Kaplan and T. Scott King (collectively, the “Participants”) filed a definitive proxy statement with the SEC on April 15, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of Furniture Brands International, Inc.  The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Furniture Brands International, Inc. on or about April 15, 2008.

Shareholders of Furniture Brands International, Inc. are urged to read the definitive proxy statement because it contains important information.  Detailed information relating to the Participants can be found in the definitive proxy statement filed with the SEC.  The definitive proxy statement and other relevant documents relating to the solicitation of proxies by the Participants are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, Sun Capital will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Sun Capital’s proxy solicitor, D.F. King & Co., Inc. at 1-800-347-4750.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements.  All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  These statements are based on current expectations of Sun Capital Partners, Inc. and its affiliates and currently available information.  They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.  Sun Capital does not assume any obligation to update any forward-looking statements contained in this press release.

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Contacts:
Media:	Shareholders:
Sard Verbinnen & Co	D.F. King & Co., Inc.
Jim Barron / Kara Findlay	Richard Grubaugh /
(212) 687-8080	Edward McCarthy
Debbie Miller	(212) 269-5550
(312) 895-4700